Exhibit 99.1

KIRKLAND’S ACCELERATES TRANSFORMATION FOCUSED ON PATH TO PROFITABILITY

Provides 4Q24 Business Update; Net Sales of ~$148 Million with Comparable Brick-and-Mortar Store Sales Growth of 1.6%

Amy Sullivan, CEO, to Participate in Virtual Fireside Chat Hosted by Craig-Hallum, Wednesday, February 19th at 2pm ET

NASHVILLE, Tenn. (February 19, 2025) — Kirkland’s, Inc. (Nasdaq: KIRK) (“Kirkland’s” or the “Company”), a multi-brand specialty retailer of home décor, housewares and furnishings, today announced an update to the Company’s strategic initiatives and plans to advance the path to profitability and provided an update on fourth quarter fiscal 2024 preliminary results.

Amy Sullivan, CEO of Kirkland’s, commented, “Over the past year we delivered significant improvement in key operating metrics while driving consistent positive comparable brick-and-mortar store sales growth as we worked to stabilize the core Kirkland’s Home business during the first phase of our transformation. As we enter our next chapter with new assets through our partnership with Beyond, Inc., we are positioned to leverage our collective family of brands as we drive towards our path to profitability. We believe an omnichannel retail strategy focused on customer experience is foundational in building brand health, maximizing lifetime customer value and delivering sustainable profitable growth. We are dedicated to three strategic initiatives as part of our ongoing transformation, ensuring accountability and execution at every level.”

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Improve or Eliminate Underperforming Assets: By expanding our portfolio of brands to include Kirkland’s Home, Bed Bath & Beyond, buybuy Baby and Overstock, we are setting new benchmarks and raising the bar of expectations. Following a comprehensive review of our entire store footprint, we have identified an initial list of approximately 6% of our stores that do not meet our profitability standards in their current format, and we are aggressively taking actions to address these stores. Such actions include strategically converting stores to a more margin accretive brand, augmenting the assortment strategy to drive improved profitability through the term of the lease, and closing select locations to ensure our real estate investments align to our new standards. As part of our ongoing transformation, we will continue to eliminate or convert underperforming assets to drive revenue growth and improve the profitability of the company.

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Optimize E-Commerce Performance: While we have seen sequential improvement in our Kirkland’s Home brick & mortar channel, we are not satisfied with our e-Commerce performance. Through our collaboration with Beyond, we intend to leverage their expertise and partnerships to enhance site experience and improve conversion, while our internal team prioritizes profitability. With clear line of sight from our holistic channel analysis, we have begun strategic actions including eliminating SKUs that do not meet margin standards after shipping, handling and returns, strategically expanding product categories to drive average order value and maximizing our omnichannel assets by reallocating lower AUR inventory to brick & mortar stores to maximize our Buy Online Pick-up In Store (“BOPIS”) capabilities. Our e-Commerce channel is an integral part of our Kirkland’s Home customer journey, and we believe the actions we are taking will deliver a more profitable transaction.

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Maximize Kirkland’s Home Brand Value and Distribution: For almost 60 years, Kirkland’s Home has been a destination for seasonally relevant home décor, gifts and furnishings. We believe there is a significant opportunity to expand the Kirkland’s Home name through private label distribution across our collective family of omnichannel brands. We have commitments from top vendor partners to expand our product development and sourcing capabilities to ensure we can deliver unique Kirkland’s Home product specifically curated for each of our omnichannel brands. We intend to leverage the Kirkland’s Home brand as the exclusive private label assortment for everyday basics and décor in Bed Bath & Beyond stores expanding the reach of the brand to new customers. In addition, we are exploring opportunities to expand e-commerce distribution in furniture, patio and rugs driving average order value through Kirkland’s, Overstock and other marketplaces.

Inspired by the possibilities for these iconic brands, we are setting higher standards and maintaining a disciplined approach to capital allocation to maximize our liquidity that we believe will not only advance our path to profitability but position Kirkland’s for long-term success while delivering value for all shareholders,” concluded Sullivan.

Preliminary Financial Results

For the fourth quarter of fiscal 2024, the Company expects net sales of approximately $148 million and a consolidated comparable sales decline of approximately 0.6%, inclusive of comparable store growth of 1.6% and an e-commerce decline of 7.9%, compared to the fourth quarter of fiscal 2023. In addition, the Company expects net income of approximately $7.9 million, diluted earnings per share of approximately $0.50, reflecting a total share count of approximately 15.8 million shares, and adjusted EBITDA of approximately $12.0 million. As of February 17, 2025, the Company had $41.9 million of outstanding borrowings and letters of credit under its revolving credit facility, with availability of $8.2 million after the minimum required availability covenant, and $8.5 million in debt to Beyond, Inc.

Fireside Chat

In addition, the Company announced that Amy Sullivan, will participate in a virtual fireside chat hosted by Jeremy Hamblin from Craig-Hallum on Wednesday, February 19, 2025 at 2pm ET.

The event will be webcast live and can be accessed on the Company’s Investor Relations website, https://ir.kirklands.com/. An online archive will be available on that site following the fireside chat.

About Kirkland’s, Inc.

Kirkland’s, Inc. is a specialty retailer of home décor and furnishings in the United States, currently operating 317 stores in 35 states as well as an e-commerce website, www.kirklands.com, under the Kirkland’s Home brand. The Company provides its customers an engaging shopping experience characterized by a curated, affordable selection of home décor and furnishings along with inspirational design ideas. This combination of quality and stylish merchandise, value pricing and a stimulating in-store and online environment provides the Company’s customers with a unique brand experience. More information can be found at www.kirklands.com.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “aim,” “believe,” “can,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “forecast,” “plan,” “possible,” “intend,” “target,” or the negative of these words or other similar expressions that concern the Company’s expectations, strategy, priorities, plans, or intentions. Such forward-looking statements involve known and unknown risks and uncertainties, many of which are outside of the Company’s control, which may cause the Company's actual results to differ materially from forecasted results. Forward-looking statements in this communication include, but are not limited to, the effect of the transactions entered into with Beyond (the “Transactions”) on the Company’s business relationships, operating results and business generally; unexpected costs, charges or expenses resulting from the Transactions; potential litigation relating to the Transactions that could be instituted against Beyond, the Company or their affiliates’ respective directors, managers or officers, including the effects of any outcomes related thereto; continued availability of capital and financing; the ability to obtain the various synergies envisioned between the Company and Beyond; the ability of the Company to successfully open new stores or re-brand existing Kirkland’s Home stores under a Bed Bath & Beyond or other licensed brand; the ability of the Company to successfully market its products to the new customers and expand through new e-commerce platforms and to implement its plans, forecasts and other expectations with respect to its business after the completion of the Transactions and realize additional opportunities for growth and innovation; risks associated with the Company's liquidity including cash flows from operations and the amount of borrowings under the secured revolving credit facility; the Company’s ability to successfully implement cost savings and other strategic initiatives intended to improve operating results and liquidity positions; the Company’s actual and anticipated progress towards its short-term and long-term objectives including its multi-brand and omni-channel strategy; the risk that natural disasters, pandemic outbreaks, global political events, war and terrorism could impact the Company’s revenues, inventory and supply chain; the continuing consumer impact of inflation and countermeasures, including high interest rates, the effectiveness of the Company’s marketing campaigns; risks related to changes in U.S. policy related to imported merchandise, particularly with regard to the impact of tariffs on goods imported from China and strategies undertaken to mitigate such impact; the Company’s ability to retain its senior management team; volatility in the price of the Company’s common stock; the competitive environment in the home décor industry in general and in the Company’s specific market areas; inflation, fluctuations in cost and availability of inventory, increased transportation costs and potential interruptions in supply chain, distribution systems and delivery network, including the Company’s e-commerce systems and channels; the ability to control employment and other operating costs, availability of suitable retail locations and other growth opportunities; disruptions in information technology systems including the potential for security breaches of the Company’s information, or our customers’ information, seasonal fluctuations in consumer spending, and economic conditions in general and other risks detailed in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Company’s Annual Report on Form 10-K filed with the SEC on March 29, 2024 and subsequent filings. All information provided in this communication is as of the date hereof, and the Company undertakes no duty to update this information unless required by law. Any changes in assumptions or factors on which such statements are based could produce materially different results. These forward-looking statements should not be relied upon as representing the Company’s assessment as of any date subsequent to the date of this communication.

Non-GAAP Financial Measures

This business update and the related fireside chat contain certain non-GAAP financial measures, including EBITDA and adjusted EBITDA. These measures are not in accordance with, and are not intended as alternatives to, GAAP financial measures. The Company uses these non-GAAP financial measures internally in analyzing our financial results and believes that they provide useful information to analysts and investors, as a supplement to GAAP financial measures, in evaluating the Company’s operational performance.

The Company defines EBITDA as net income before interest, the provision for income tax and depreciation. Adjusted EBITDA is defined as EBITDA adjusted to remove asset impairment, stock-based compensation expense, due to the non-cash nature of this expense, severance, as it fluctuates based on the needs of the business and does not represent a normal recurring operating expense, and any financing related legal or professional fees that, due to their nature, did not qualify for capitalization as deferred debt or equity issuance costs.

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meanings prescribed by GAAP. Use of these terms may differ from similar measures reported by other companies. Each non-GAAP financial measure has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

The following table shows a preliminary unaudited non-GAAP measure reconciliation of net income to EBITDA and adjusted EBITDA (in thousands) for the periods indicated:

	13-Week Period Ended	14-Week Period Ended
	February 1, 2025	February 3, 2024
Net income	$7,882	$10,117
Income tax benefit	(233)	(201)
Interest expense	1,683	902
Other income	(142)	(153)
Depreciation	2,269	2,862
EBITDA	11,459	13,527
Adjustments:
Asset impairment(1)	77	325
Stock-based compensation expense(2)	233	295
Beyond transaction costs not qualifying for capitalization(3)	159	—
Severance charges(4)	58	38
Total adjustments	527	658
Adjusted EBITDA	$11,986	$14,185

(1) Asset impairment charges are related to property and equipment, software costs and cloud computing implementation costs.

(2) Stock-based compensation expense includes amounts amortized to expense related to equity incentive plans.

(3) Consulting and legal fees incurred related to the Company’s transaction with Beyond that, due to their nature, did not qualify for capitalization as deferred debt or equity issuance costs. Given the magnitude and scope of this strategic transaction, the Company considers the incremental consulting and legal fees incurred not reflective of the ongoing costs to operate its business.

(4) Severance charges include expenses related to severance agreements and permanent store closure compensation costs.